Execution Version

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”) to the Asset Purchase Agreement, entered into and dated as of June 23, 2010 (the “Asset Purchase Agreement”), by and among Luby’s, Inc., a Delaware corporation (“Luby’s”), Fuddruckers, Inc., a Texas corporation (“Fuddruckers”), Magic Brands, LLC, a Delaware limited liability company (“Magic”, and together with Fuddruckers, collectively, the “Company”), Atlantic Restaurant Ventures, Inc., a Virginia corporation (“ARVI,” and together with each of Magic and Fuddruckers, the “Debtors”), R. Wes, Inc., a Texas corporation (“R. Wes”), Fuddruckers of Howard County, LLC, a Maryland limited liability company (“Howard County”), and Fuddruckers of White Marsh, LLC, a Maryland limited liability company (“White Marsh,” and together with R. Wes and Howard County, the “Non-Debtor Sellers,” and the Non-Debtor Sellers together with the Debtors, each a “Seller” and, collectively, the “Sellers”), is entered into as of July 26, 2010, by and among Luby’s Fuddruckers Restaurants, LLC, a Texas limited liability company (the “Purchaser”), and the Sellers.  Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Asset Purchase Agreement.

RECITALS

WHEREAS, Luby’s has assigned all of its rights and obligations under the Asset Purchase Agreement to the Purchaser pursuant to and subject to Section 12.10 of the Asset Purchase Agreement;

WHEREAS, the Sellers have agreed in Section 8.2(B) of the Asset Purchase Agreement to not sell gift certificates and gift cards at any Seller-owned or -operated Acquired Location after the Petition Date (as more fully set forth in said Section 8.2(B)) and the Sellers and the Purchaser desire to amend Section 3.1 of the Asset Purchase Agreement to provide the Purchaser with a credit of $12,000 as compensation for gift certificates and gift cards sold by the Sellers after the Petition Date;

WHEREAS, the Sellers have agreed in Section 8.3 of the Asset Purchase Agreement to reasonably cooperate with the Purchaser in connection with the Purchaser’s efforts to obtain any Liquor License Approvals and the Purchaser has determined that acquiring Fuddruckers’ equity interests in R. Wes and Howard County would help facilitate the Purchaser’s efforts in obtaining the Liquor License Approvals;

WHEREAS, the Sellers and the Purchaser desire to amend the Asset Purchase Agreement to provide that, on the Closing Date, the Sellers will transfer all cash, cash equivalents, bank deposits or similar cash items of R. Wes to the Sellers;

WHEREAS, the Sellers and the Purchaser desire to amend the process set forth in Section 8.10 of the Asset Purchase Agreement for the payment of utility charges relating to the Acquired Locations incurred prior to the Closing Date;

WHEREAS, the Sellers desire to use the corporate office after the Closing and the Purchaser will allow such use on the terms set forth herein;

WHEREAS, the Sellers and the Purchaser desire to amend the Asset Purchase Agreement to provide that the intercompany receivables owing from any of the Seller Parties (as defined below) to one or more of the other Seller Parties are not Purchased Assets and that intercompany Liabilities owing from any of the Seller Parties to one or more of the other Seller Parties are not Assumed Liabilities;

WHEREAS, the Sellers and the Purchaser have agreed that the Pearland/Oceanside Personal Property (as defined below) should be Purchased Assets; and

WHEREAS, the parties hereto wish to amend the Asset Purchase Agreement with respect to the matters set forth herein.

AGREEMENT

NOW, THEREFORE, the Purchaser and the Sellers agree as follows:

1.           Amendment of Section 2.1(b).  Section 2.1(b) of the Asset Purchase Agreement is hereby amended to add new subparagraphs (xviii) and (xix) as follows:

“(xviii)     all of Fuddruckers’ right, title and interest in the outstanding capital stock or other equity interest of R. Wes and Howard County; and

  (xix)       subject to the procedures required by the Bankruptcy Court (including, to the extent applicable, the procedures set forth in the Final Order Authorizing and Approving Expedited Procedures for the Sale of De Minimis Assets (the “De Minimis Sale Procedures Order”)), all of the Furniture and Equipment (other than fixtures or fixed assets) owned by the Sellers and located at the Sellers’ restaurant #432 located at 3149 Silverlake Village Dr., #104, Pearland, Texas 77584 (the “Pearland Location”) and at the Sellers’ restaurant #434 located at 2320 S. El Camino Real, Oceanside, CA 92054 (the “Oceanside Location”) (such Furniture and Equipment, the “Pearland/Oceanside Personal Property”).”

2.           Amendments of Section 2.2.

(a)           Section 2.2(m) of the Asset Purchase Agreement is hereby amended to delete the existing Section 2.2(m) in its entirety and to replace such provision with the following:

“(m)    all shares of capital stock or other equity interest of any Seller (other than R. Wes and Howard County), and of ARVI of Pikesville, Inc., a Maryland corporation, A.R.I.V. – Rockville, Inc., a Maryland corporation, and 8725 Metcalf II, Inc., a Kansas corporation (collectively, the “Excluded Entities”), or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller (other than R. Wes and Howard County) or any Excluded Entity;”

(b)           Section 2.2(o) of the Asset Purchase Agreement is hereby amended to delete the existing Section 2.2(o) in its entirety and to replace such provision with the following:

“(o) (i) all credit card accounts receivable, deposits and other holdbacks being held by credit card companies, in each case as of the Closing Date, in connection with credit cards accepted by the Sellers, (ii) that certain receivable owing from R.J. Management LLC to one or more of the Sellers with respect to obligations under that certain Restaurant Management Agreement dated April 30, 2007; and (iii) all intercompany receivables owing from any of the Sellers or their Affiliates (including, without limitation, KCI, LLC, King Cannon, Inc. and Fuddruckers International, LLC) (collectively, the “Seller Parties”) to one or more of the other Seller Parties (including, without limitation, any intercompany receivables under that certain Restaurant Management Agreement, dated as of December 30, 1998, by and between Fuddruckers and Magic, as amended and that certain Intellectual Property Licensing Agreement, dated as of December 30, 1998, by and between Fuddruckers and Magic, as amended);”

3.           Amendment of Sections 2.3 and 2.4.  Sections 2.3(a), 2.3(b), 2.3(c), 2.4(h) and 2.4(i) of the Asset Purchase Agreement are hereby amended to delete the term “Closing Date” as used therein and to replace such term with the word “Closing”.

4.           Amendment of Section 2.4.  Section 2.4 of the Asset Purchase Agreement is hereby amended to add a new subparagraph (k) as follows:

“(k) all intercompany Liabilities owing from any of the Seller Parties to one or more of the other Seller Parties (including, without limitation, any intercompany Liabilities under that certain Restaurant Management Agreement, dated as of December 30, 1998, by and between Fuddruckers and Magic, as amended and that certain Intellectual Property Licensing Agreement, dated as of December 30, 1998, by and between Fuddruckers and Magic, as amended).”

5.           Amendment of Section 3.1.  Section 3.1 of the Asset Purchase Agreement is hereby amended to delete the existing Section 3.1 in its entirety and to replace such provision with the following:

“3.1    Purchase Price.  The aggregate cash consideration for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the sum of:  (a) the Asset Price, plus (b) the amount of the Register Cash, plus (c) the amount of all security deposits (as reflected in Schedule 5.12(d)) held by the landlords under and pursuant to the Assumed Leases as of the Closing, plus or minus (d) the aggregate amount payable by the Purchaser or the Sellers in accordance with Sections 8.10 and 11.1 and minus (e) $12,000.”

6.           Amendment of Section 4.1.  Section 4.1 of the Asset Purchase Agreement is hereby amended to add the following at the end of such Section 4.1:

“Notwithstanding anything to the contrary contained in this Agreement, (i) the Closing shall be deemed to have occurred at 12:01 a.m. (Boston time) on the Closing Date and (ii) as a result thereof, all sales at the Acquired Locations on or after the Closing Date shall be for the account of the Purchaser and the Sellers shall promptly pay to the Purchaser all amounts received by the Sellers in respect of such sales (including amounts received from credit card purchases).”

7.           Amendment of Section 8.10(c).  Section 8.10(c) of the Asset Purchase Agreement is hereby amended to delete the existing Section 8.10(c) in its entirety and to replace such provision with the following:

“(c)         Any amounts payable by the Sellers in accordance with this Section 8.10 and Section 11.1 shall be paid and fully satisfied in accordance with Section 3.1.  Except as provided in the next sentence, the Purchaser shall pay to any applicable third party all amounts due and payable after the Closing with respect to the items to which the proration provisions of this Section 8.10 and Section 11.1 apply.  Notwithstanding the foregoing, the Sellers and the Purchaser shall cause all water, telephone, electricity and other utility accounts to be transferred from the Sellers to the Purchaser effective as of the Closing Date, and the Sellers shall pay to any applicable third party all amounts due and payable for water, telephone, electricity and other utility accounts used prior to the Closing Date and the Purchaser shall pay to any applicable third party all amounts due and payable for water, telephone, electricity and other utility accounts used on or after to the Closing Date.  If the Sellers or the Purchaser receive bills for water, telephone, electricity and other utility accounts that relate to usage both before and after the Closing (each, a “Straddle Period Utility Bill”), then the Sellers and the Purchaser shall pro rate the charges for such usage in accordance with Section 8.10(a) and shall reimburse each other the amount due no later than August 23, 2010; provided, however, in the event a Straddle Period Utility Bill is not received for a utility account by August 20, 2010, then the Sellers and the Purchaser shall pro rate the charges for such usage in accordance with Section 8.10(a) based on the amounts paid with respect to the prior period as reflected on the most recent invoice received by the Sellers for the applicable utility account and shall reimburse each other the amount due no later than August 23, 2010.”

8.           Amendments of Article VIII.

(a)           Article VIII of the Asset Purchase Agreement is hereby amended to add a new Section 8.16 as follows:

“8.16   Officer and Director Resignations and Appointments.  Prior to the Closing, and effective as of the Closing, the Sellers shall cause each of the officers, managers and directors of R. Wes and Howard County, as applicable, to resign as officers, managers and directors of R. Wes and Howard County and shall appoint or cause to be appointed as officers, managers and directors of R. Wes and Howard County, as applicable, the Persons designated by the Purchaser in a notice delivered to the Sellers prior to Closing.”

(b)           Article VIII of the Asset Purchase Agreement is hereby amended to add a new Section 8.17 as follows:

“8.17   Corporate Office.  The Purchaser expects to assume the Office Lease, dated as of February 15, 2005, by and between Sage Monterey Oaks, Ltd., a Texas limited liability partnership, as Landlord, and Magic Restaurants, LLC, as Tenant, as amended by the First Amendment to Lease Agreement, dated as of August 31, 2005, by and between Sage-Monterey Oaks, Ltd., as Landlord, and Fuddruckers, Inc., as Tenant, and the Second Amendment to Lease Agreement, dated as of November 1, 2005, by and between Sage-Monterey Oaks, Ltd., as Landlord, and Fuddruckers, Inc., as Tenant (the “Corporate Office Lease”), in respect of the Debtors’ corporate office located at 5700 MoPac Expressway, #C-300, Austin, Texas (the “Corporate Office”).  The Debtors shall have the non-exclusive right to share the use of the Corporate Office with the Purchaser beginning on the Closing Date and continuing until December 31, 2010 (the “Shared Use Term”).  The Purchaser shall not grant any other Person (other than Affiliates of the Purchaser) the right to the use of the Corporate Office without the consent of the Debtors.  The Debtors shall promptly reimburse the Purchaser for 50% of all rents, common area maintenance and other costs and charges paid by the Purchaser under the Corporate Office Lease in respect of the Shared Use Term and 50% of all real estate taxes due under the Corporate Office Lease, water, telephone, electricity and other utility charges for the Corporate Office in respect of the Shared Use Term.  The Debtors may use the Corporate Office for the sole purpose of winding down the affairs of the Debtors in a manner that is consistent with the requirements and limitations set forth in the Corporate Office Lease and for no other purpose without the prior written consent of the Purchaser.  Subject to the Corporate Office Lease, so long as the Debtors are paying when due the amounts required under this Section 8.17 and are otherwise in compliance with their obligations under this Section 8.17, they shall have the non-exclusive right to share the use of the Corporate Office with the Purchaser without interference from the Purchaser or any party claiming by, through or under the Purchaser.  The Debtors shall vacate their space within the Corporate Office at the end of the Shared Use Term in broom-clean condition and otherwise as required by the Corporate Office Lease.  The Debtors shall maintain appropriate insurance covering their use of the Corporate Office and their employees and representatives making use of such office.  The Debtors shall indemnify, defend and hold harmless the Purchaser and its Affiliates for any and all claims, losses, damages, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, obligations, costs or expenses of any kind or type paid by the Purchaser to a third party and arising or resulting from the actions or omissions of the Debtors (or their employees, representatives or guests) at the Corporate Office which are in violation of this Section 8.17, in violation of the Corporate Office Lease or in violation of Law.  The Purchaser shall indemnify, defend and hold harmless the Debtors and their Affiliates for any and all claims, losses, damages, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, obligations, costs or expenses of any kind or type paid by the Debtors to a third party and arising or resulting from the actions or omissions of the Purchaser (or its employees, representatives or guests) at the Corporate Office which are in violation of this Section 8.17, in violation of the Corporate Office Lease or in violation of Law.  The Debtors’ rights under this Section 8.17 are subject and subordinate to the Corporate Office Lease and the Debtors agree that they will abide by the terms of the Corporate Office Lease applicable to the Purchaser.”

(c)           Article VIII of the Asset Purchase Agreement is hereby amended to add a new Section 8.18 as follows:

“8.18   Pearland Location and Oceanside Location.  In the event a landlord objects to the sale to the Purchaser of any of the Pearland/Oceanside Personal Property (in each case, a “Landlord Objection”), the Debtors and the Purchaser shall cooperate with each other and use their commercially reasonable efforts to resolve such Landlord Objection with the Purchaser bearing, and promptly reimbursing the Debtors for all reasonable expenses incurred by the Debtors with Purchaser’s prior consent in connection with the resolution of such Landlord Objection.  The Purchaser shall remove the Pearland/Oceanside Personal Property from the Pearland Location and the Oceanside Location at its own cost and expense on or before July 31, 2010 unless Purchaser is prohibited as a result of the Landlord Objection from taking possession of the Pearland/Oceanside Personal Property subject to such Landlord Objection.  Nothing in this Section 8.18 requires Purchaser to proceed with the purchase of Pearland/Oceanside Personal Property that is the subject of a Landlord Objection and, at anytime prior to the sale of such Pearland/Oceanside Personal Property becoming effective pursuant to the terms of the De Minimis Sale Procedures Order, Purchaser may by written notice delivered to the Sellers in accordance with Section 12.8 of this Agreement, designate some or all of the Pearland/Oceanside Personal Property as an Excluded Asset.”

(d)           Article VIII of the Asset Purchase Agreement is hereby amended to add a new Section 8.19 as follows:

“8.19   Cash of R. Wes. On the Closing Date, the Sellers shall transfer all cash, cash equivalents, bank deposits or similar cash items of R. Wes to the Sellers.”

9.           Waiver.  The Purchaser hereby agrees to waive any failure by the Sellers to comply with the provisions of Section 8.2(B) of the Asset Purchase Agreement.

10.        No Other Amendments or Waivers; Asset Purchase Agreement Remains in Effect.  Except as expressly amended by Sections 1, 2, 3, 4, 5, 6, 7 and 8 of this Amendment or expressly waived by Section 9 of this Amendment, the Asset Purchase Agreement shall remain in full force and effect in the form in which it existed immediately prior to the execution and delivery of this Amendment.

11.        Amendments.  No amendments, changes or modifications to this Amendment shall be valid unless the same are in writing and signed by the parties hereto.

12.        Applicable Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State.

13.        Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Asset Purchase Agreement to be executed in counterparts as of the day and year first above written.

THE PURCHASER:

LUBY’S FUDDRUCKERS RESTAURANTS, LLC

By:	Luby’s Management, Inc., its Manager

By:		/s/ Peter Tropoli
	Name:	Peter Tropoli
	Title:	Senior Vice President, Administration,
General Counsel and Secretary

THE SELLERS:

FUDDRUCKERS, INC.		R. WES, INC.

By:	/s/ Peter Large	By:	/s/ Michael Mason
	Name: Peter Large		Name: Michael Mason
	Title: President		Title: President

MAGIC BRANDS, LLC		FUDDRUCKERS OF HOWARD COUNTY, LLC

By: KCI, LLC, its sole Manager		By: Fuddruckers, Inc., its Managing Member

By:	/s/ Peter Large	By:	/s/ Peter Large
	Name: Peter Large		Name: Peter Large
	Title: Manager		Title: President

ATLANTIC RESTAURANT VENTURES,		FUDDRUCKERS OF WHITE MARSH, LLC
INC.
By: Fuddruckers, Inc., its Managing Member
By:	/s/ Peter Large
	Name: Peter Large	By:	/s/ Peter Large
	Title: Director		Name: Peter Large
Title: President